Filed Pursuant to Rule 433

Registration No. 333-223208

February 8, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF

►	Monthly Contingent Coupon payments at a rate of 0.70% (equivalent to 8.40% per annum), payable if the Official Closing Price of the Reference Asset on the applicable Observation Date is greater than or equal to 80.00% of the Initial Value

►	Callable monthly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after February 15, 2022 if the Official Closing Price of the Reference Asset is at or above the Call Threshold

►	If the Notes are not called you will receive protection from the first 20.00% of any losses if the Reference Return of the Reference Asset is less than -20.00%, with 1.00x exposure to each 1% decline beyond 20.00%, and in such a case, you will lose some or a significant portion (up to 80.00%) of your principal amount

►	Approximate 5 year term if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Buffered Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $830.00 and $930.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 5 year term if not called.
Reference Asset	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Ticker: XOP)
Call Feature	The Notes will be automatically called if the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Call Observation Date on or after February 15, 2022. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	100.00% of the Initial Value
Contingent Coupon Rate	0.70% per month (equivalent to 8.40% per annum)
Contingent Coupon

If the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of the Reference Asset is less than the Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	80.00% of the Initial Value
Buffer Value	80.00% of the Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return is less than -20.00%:

$1,000 + [$1,000 × (Reference Return + 20.00%)]

If the Notes are not called and the Final Value is less than the Buffer Value, (i) you will not receive the final Contingent Coupon and (ii) you will receive protection from the first 20.00% of any losses, with 1.00x exposure to each 1% decline beyond a Reference Return of -20.00%. Under these circumstances you will lose some or a significant portion (up to 80.00%) of the Principal Amount. Even with any Contingent Coupons paid over the term of the Notes, your return on the Notes may be negative .

Reference Return	With respect to the Reference Asset, Final Value – Initial Value Initial Value
Trade Date	February 12, 2021
Pricing Date	February 12, 2021
Original Issue Date	February 18, 2021
Final Valuation Date(3)	February 12, 2026
Maturity Date(3)	February 18, 2026
CUSIP/ISIN	40438CX89/US40438CX895

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will not decrease significantly over the term of the Notes. Unless the Notes are called, so long as the Official Closing Price of the Reference Asset on an Observation Date is greater than or equal to the Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Call Observation Date beginning on February 15, 2022, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Reference Asset is greater than or equal to the Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value is less than its Buffer Value, (i) you will not receive the final Contingent Coupon and (ii) you will receive protection from the first 20.00% of any losses, with 1.00x exposure to each 1% decline that the Reference Return is less than -20.00% Under these circumstances you will lose some or a significant portion (up to 80.00%) of the Principal Amount. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Level of the Reference Asset on an Observation Date is greater than or equal to the Coupon Trigger, and whether the Final Value is greater than or equal to its Buffer Value. If your Notes are not called, you will lose some or a significant portion (up to 80.00%) of your Principal Amount at maturity if the Final Value is less than the Buffer Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Reference Asset

The XOP seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the S&P® Oil & Gas Exploration & Production Select Industry® Index, which measures the performance of the gas and oil inustry (inclusing exlporation, refining an marketing) of the U.S. equity market and seeks to represent the gas and oil sub-sector of the S&P 500® Index. The XOP is listed and trades trades on the NYSE Arca under the ticker symbol “XOP.”

The graphs above illustrate the performance of the Reference Asset from February 4, 2011 through February 4, 2021. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-16 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Contingent Income Buffered Notes

This document relates to a single offering of Autocallable Contingent Income Buffered Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Ticker: XOP)

Trade Date:	February 12, 2021

Pricing Date:	February 12, 2021

Original Issue Date:	February 18, 2021

Final Valuation Date:	February 12, 2026, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying ETF Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be February 18, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Call Feature:	If the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Call Threshold:	100% of the Initial Value.

Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

Final Settlement Value:

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return is less than -20.00%:

$1,000 + [$1,000 × (Reference Return + 20.00%) ].

If the Notes are not called and the Final Value is less than the Buffer Value, you will receive protection from the first 20.00% of any losses, with 1.00x exposure to each 1% decline of the Reference Return beyond -20.00%. Under these circumstances you will lose some or a significant portion (up to 80.00%) of the Principal Amount. Even with the Coupons paid over the term of the Notes, your return on the Notes may be negative.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Observation Dates				Coupon Payment Dates
March 15, 2021		September 13, 2023	*	March 18, 2021		September 18, 2023	**
April 14, 2021		October 13, 2023	*	April 19, 2021		October 18, 2023	**
May 13, 2021		November 15, 2023	*	May 18, 2021		November 20, 2023	**
June 15, 2021		December 13, 2023	*	June 18, 2021		December 18, 2023	**
July 14, 2021		January 12, 2024	*	July 19, 2021		January 18, 2024	**
August 13, 2021		February 14, 2024	*	August 18, 2021		February 20, 2024	**
September 15, 2021		March 13, 2024	*	September 20, 2021		March 18, 2024	**
October 13, 2021		April 15, 2024	*	October 18, 2021		April 18, 2024	**
November 15, 2021		May 15, 2024	*	November 18, 2021		May 20, 2024	**
December 15, 2021		June 13, 2024	*	December 20, 2021		June 18, 2024	**
January 12, 2022		July 15, 2024	*	January 18, 2022		July 18, 2024	**
February 15, 2022	*	August 14, 2024	*	February 18, 2022	**	August 19, 2024	**
March 15, 2022	*	September 13, 2024	*	March 18, 2022	**	September 18, 2024	**
April 12, 2022	*	October 15, 2024	*	April 18, 2022	**	October 18, 2024	**
May 13, 2022	*	November 13, 2024	*	May 18, 2022	**	November 18, 2024	**
June 15, 2022	*	December 13, 2024	*	June 20, 2022	**	December 18, 2024	**
July 13, 2022	*	January 15, 2025	*	July 18, 2022	**	January 21, 2025	**
August 15, 2022	*	February 12, 2025	*	August 18, 2022	**	February 18, 2025	**
September 14, 2022	*	March 13, 2025	*	September 19, 2022	**	March 18, 2025	**
October 13, 2022	*	April 15, 2025	*	October 18, 2022	**	April 21, 2025	**
November 15, 2022	*	May 14, 2025	*	November 18, 2022	**	May 19, 2025	**
December 14, 2022	*	June 13, 2025	*	December 19, 2022	**	June 18, 2025	**
January 12, 2023	*	July 15, 2025	*	January 18, 2023	**	July 18, 2025	**
February 15, 2023	*	August 13, 2025	*	February 21, 2023	**	August 18, 2025	**
March 15, 2023	*	September 15, 2025	*	March 20, 2023	**	September 18, 2025	**
April 13, 2023	*	October 15, 2025	*	April 18, 2023	**	October 20, 2025	**
May 15, 2023	*	November 13, 2025	*	May 18, 2023	**	November 18, 2025	**
June 14, 2023	*	December 15, 2025	*	June 19, 2023	**	December 18, 2025	**
July 13, 2023	*	January 14, 2026	*	July 18, 2023	**	January 20, 2026	**
August 15, 2023	*	February 12, 2026	*	August 18, 2023	**	February 18, 2026	**

	(the Final Valuation Date)					(the Maturity Date)

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after March 15, 2021, as indicated above.

Call Payment Dates:	The applicable Coupon Payment Dates on or after March 18, 2021, as indicated above.

Contingent Coupon:

If the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of $7.00 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Asset is less than the Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

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Contingent Coupon Rate:	0.70% per month (equivalent to 8.40% per annum)

Initial Value:	The Official Closing Price of the Reference Asset on the Pricing Date.

Final Value:	The Official Closing Price of the Reference Asset on the Final Valuation Date.

Coupon Trigger:	80.00% of the Initial Value.

Buffer Value:	80.00% of the Initial Value.

CUSIP/ISIN:	40438CX89/US40438CX895

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of the Reference Asset is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a monthly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Asset on the applicable Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 8.40% per annum (or $7.00 per $1,000 Principal Amount per month, if payable).

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the + 20.00%)]

If the Notes are not called and the Final Value is less than the Buffer Value, you will receive protection from the first 20.00% of any losses, with 1.00x exposure to each 1% decline of the Reference Return beyond -20.00%. Under these circumstances you will lose some or a significant portion (up to 80.00% )of the Principal Amount. Even with any Contingent Coupons paid over the term of the Notes, your return on the Notes may be negative.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the XOP is the Select Sector SPDR Trust.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Asset will be at or above the Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Reference Asset will be at or above the Buffer Value.

▶	You seek a monthly Contingent Coupon, based on the performance of the Reference Asset, that will be paid at the Contingent Coupon Rate of 8.40% per annum if the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset if the Notes are not called on a 1-to-1 basis for each percentage point that the Reference Return declines below -20.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Asset is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the Reference Asset.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of the Reference Asset will be below the Coupon Trigger on most or all the Observation Dates, including the Final Valuation Date, and the Final Value of the Reference Asset will be below the Buffer Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset if the Notes are not called on a 1-to-1 basis for each percentage point that the Reference Return declines below -20.00%

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the Reference Asset is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Reference Asset.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value is less than the Buffer Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return declines below -20.00%. You may lose some or a significant portion (up to 80.00%) of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on an Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Price of the Reference Asset is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Reference Asset is equal to or greater than the Coupon Trigger, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

Higher Contingent Coupon Rates or lower Buffer Values are generally associated with a Reference Asset with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Pricing Date, the higher the expectation as of the Pricing Date that the value of the Reference Asset could close below the Coupon Trigger on an Observation Date or the Buffer Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Buffer Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Buffer Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

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The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Reference Asset on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to the Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than the Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to the Buffer Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Buffer Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its value on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the applicable Observation Dates.

Risks Relating to the Reference Asset

Changes that affect a Reference Asset may affect the value of a Reference Asset and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of a Reference Asset concerning additions, deletions and substitutions of the stocks included in a Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of a Reference Asset. The policies of the reference sponsor with respect to the calculation of a Reference Asset could also affect the value of a Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of a Reference Asset. Any such actions could affect the value of a Reference Asset and the value of and the return on the Notes.

Owning the Notes is not the same as owning the Reference Asset or the stocks included in an Underlying Index.

The return on your Notes may not reflect the return you would realize if you actually owned the Reference Asset or stocks included in an underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the Reference Asset or the stocks included in an underlying index.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated

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Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to the Initial Value. We cannot predict the Official Closing Price of the Reference Asset on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	$100.00*
▶ Hypothetical Call Threshold	$100.00 (100.00% of the Initial Value)
▶ Hypothetical Buffer Value:	$80.00 (80.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	$80.00 (80.00% of the Initial Value)
▶ Hypothetical Contingent Coupon Rate:	8.40% per annum (0.70% for each month in which it is payable). If the Official Closing Price of the Reference Asset on every Observation Date is greater than or equal to the Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $420.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of the Reference Asset will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

The following examples assume that (i) the Notes are not called during the first 4 years and (ii) that none of the Underlyings fell below their respective Coupon Triggers on 10 of the Observation Dates during that period, and as a result an investor received 10 Contingent Coupons with respect to those Coupon Observation Dates, totalling $70.00 per $1,000 in Principal Amount of the Notes.

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Initial Value	$100.00	$100.00	$100.00
Call Threshold	$100.00	$100.00	$100.00
Buffer Value	$80.00	$80.00	$80.00
Coupon Trigger	$80.00	$80.00	$80.00
Official Closing Price / Percentage Change of the Reference Asset on the:
49th Observation Date	$72.00 / -28.00%	$90.00 / -10.00%	$72.00 / -28.00%
50th Observation Date	$120.00 / 20.00%	$84.00 / -16.00%	$64.00 / -36.00%
51st Observation Date to the last Observation Date immediately prior to the Final Valuation Date	N/A	$72.00 / -28.00%	$72.00 / -28.00%
Final Valuation Date	N/A	$90.00 / -10.00%	$50.00 / -50.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	10 x $7.00 = $70.00	12 x $7.00 = $84.00	10 x $7.00 = $70.00
Payment if Notes are Called	$1,007.00	N/A	N/A
Payment at Maturity	N/A	$1,007.00	$1,000 + [$1,000 x (-50.00%+ 20.00%)] = $500.00
Return of the Notes	7.70%	9.10%	-43.00%

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Example 1—The Official Closing Price on 50th Observation Date is greater than or equal to the Call Threshold and the Reference Asset closed at or above the Coupon Trigger (but below the Call Threshold) on ten Observation Dates prior to the Notes being called.

Initial Value	Official Closing Price
$100.00	$120.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,007.00

Because the Official Closing Price of the Reference Asset on the 50th Observation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,007.00 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $77.00 received in respect to the previous Observation Dates, we will have paid you a total of $1,077.00 per Note, resulting in a 7.70% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 2— The Notes are not called, the Final Value is greater than or equal to the Buffer Value, and the Reference Asset closed at or above the Coupon Trigger (but below the Call Threshold) on twelve Observation Dates prior to the Final Valuation Date.

Initial Value	Final Value
$100.00	$90.00 (90.00% of Initial Value)

Reference Return	-10.00%
Payment at Maturity:	$1,007.00

Because the Final Value is greater than or equal to the Coupon Trigger, you will receive $1,007.00 per Note, reflecting the Principal Amount plus the final Contingent Coupon.

When added to the Contingent Coupon payments of $84.00 received in respect of the previous Observation Dates, we will have paid you a total of $1,091.00 per Note, resulting in a 9.10% return on the Notes.

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Example 3—The Notes are not called, the Final Value is less than the Buffer Value, and the Reference Asset closed at or above its Coupon Trigger (but below its Call Threshold) on ten Observation Dates prior to the Final Valuation Date.

Initial Value	Final Value
$100.00	$50.00 (50.00% of Initial Value)

Reference Return of	-50.00%
Payment at Maturity:	$500.00

Because the Final Value is less than the Buffer Value, you will receive $500.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + [$1,000 × (Reference Return + 20.00%)]

Final Settlement Value = $1,000 + [$1,000 x (-50.00% +10.00%)] = $500.00

Because you received 10 coupon payments totaling $70.00 in the first 4 years, we will pay you a total of $570.00, resulting in a -43.00% return on the Notes.

If the Notes are not called and the Final Value is less than the Buffer Value, you will be exposed to any decrease in the value of the Reference Asset below its Buffer Value on a 1:1 basis and could lose some or a significant portion (up to 80.00%) of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

The SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP”) is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). The XOP trades on the NYSE Arca under the ticker symbol “XOP.” The inception date of the SPDR® S&P Oil & Gas Exploration and Production ETF is June 19, 2006. Prior to January 8, 2007, the XOP was known as the SPDR® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 1064642 through the SEC’s website at http://www.sec.gov. We have not made any independent investigation as to the accuracy or completeness of such information.

The XOP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry® Index (the “Underlying Index”). The Underlying Index represents the oil and gas exploration and production sub-industry portion of the S&P TMI Index. The XOP is composed of companies that are in the oil and gas sector exploration and production.

The XOP utilizes a “replication” investment approach in attempting to track the performance of the Underlying Index. The XOP typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as the Underlying Index. XOP will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index. The returns of the XOP may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The information above was compiled from the SPDR® website. We have not independently investigated the accuracy of that information. Information contained in the SPDR® website is not incorporated by reference in, and should not be considered a part of, this document.

The S&P® Oil & Gas Exploration & Production Select Industry® Index

The Underlying Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries of the S&P TMI: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “SPSIOP.” The Underlying Index is part of the S&P Select Industry Indices family. For more information about the S&P Select Industry Indices, please see “The S&P Select Industry Indices” below.

The S&P Select Industry Indices

To be eligible for inclusion in a S&P Select Industry Index, companies must be in the S&P TMI Index and must be included in the relevant GICS sub-industry. The S&P TMI offers broad market exposure to companies of all market capitalization, including all U.S. common equities listed on the New York Stock Exchange (including NYSE Arca), the NYSE American, the Nasdaq Global Select Market, the Nasdaq Select Market, the Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or Investors Exchange (IEX). Only U.S. companies are eligible for inclusion in the S&P TMI. All members of the Select Industry Indices are selected from the S&P TMI. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:

float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or

float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All U.S. companies satisfying these requirements are included in a S&P Select Industry Index. The total number of companies in a S&P Select Industry Index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in a S&P Select Industry Index as of each rebalancing effective date.

To be eligible for inclusion in a Select Industry Index, a company must also meet the following requirements:

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a S&P Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in a S&P Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the S&P Select Industry Indices rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to a S&P Select Industry Index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to a S&P Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in a S&P Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

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Takeover Restrictions. At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a S&P Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from a S&P Select Industry Index.

Turnover. S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a S&P Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to a S&P Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of a S&P Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries.

The Select Industry Indices are equal-weighted, with adjustments to individual constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The membership to the Select Industry Indices is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50.00%. In addition, a company is deleted from the applicable Select Industry Index if the S&P TMI drops the company. Companies are added between rebalancing only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each company deletion is accompanied with a company addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index company. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TMI’s treatment of the action. If the S&P TMI treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Historical Performance

The following graph sets forth the historical performance of the XOP based on the daily historical closing values from February 4, 2011 through February 4, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the Reference Asset on any Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

References in the accompanying prospectus and prospectus supplement to any European law, regulation or directive (or, in each case, any part thereof) shall, in respect of the United Kingdom, be to such European law, regulation or, as the case may be, directive (or part thereof) as it forms part of United Kingdom domestic law at the time of the relevant offer, sale or making available of the Notes (and as amended, supplemented or superseded from time to time).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

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We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is owned by the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and the entities whose stock is owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is owned by the Reference Asset is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-19

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Contingent Income Buffered Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF

February 8, 2021

Free Writing Prospectus

Free Writing Prospectus

General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-13
Description of the Reference Asset	FWP-16
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18

ETF Underlying Supplement

Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58